UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  May 24, 2011

LIQUIDITY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-51813	52-2209244
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1920 L Street, N.W., 6th Floor, Washington, D.C.	20036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (202) 467-6868

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 24, 2011, Youk Acquisition Partners, LLC, a Delaware limited liability company (the “Purchaser”), which is a wholly-owned subsidiary of Liquidity Services, Inc., a Delaware corporation (“LSI”), Truckcenter.com, LLC, a Delaware limited liability company (“Truckcenter.com”) and the members of Truckcenter.com (such persons together with Truckcenter.com, the “Sellers”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”).  Under the terms of the Asset Purchase Agreement, the Purchaser will acquire certain assets of Truckcenter.com (such transaction, the “Acquisition”) at the closing of the Acquisition (the “Closing”).  The Closing is expected to take place in June 2011.

The aggregate consideration to be paid to the Sellers, subject to certain adjustments and conditions in the Asset Purchase Agreement, will consist of a cash payment at Closing of approximately $9.0 million.  In addition, the Sellers will be eligible to receive contingent earn-out payments of up to approximately $9.0 million, payable over a 24 month period following the Acquisition, based on the operating results of the purchased business during such period.  Ten percent of the amount payable to the Sellers at Closing will be held in escrow following the Acquisition and will be used to fund any indemnification obligations owed by Sellers under the Asset Purchase Agreement.

The Asset Purchase Agreement contains customary representations, warranties and covenants of the Sellers, as well as indemnification obligations of the Sellers subject to the limitations contained in the Asset Purchase Agreement.  The Sellers have agreed to a non-competition covenant.  The Acquisition is subject to satisfaction of customary closing conditions.  The Asset Purchase Agreement also contains customary termination provisions.

Prior to the Acquisition, there were no material relationships between LSI or its affiliates, on the one hand, and the Sellers, on the other hand.

A press release announcing the Acquisition, issued on May 25, 2011, is attached as Exhibit 99.1 hereto.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

99.1	Press Release, dated May 25, 2011, with respect to the Acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQUIDITY SERVICES, INC.
(Registrant)

Date: May 25, 2011	By:	/s/ James E. Williams
	Name:	James E. Williams
	Title:	Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated May 25, 2011, with respect to the Acquisition.